Exhibit 99.1

Longs Drug Stores Corporation

Reports First Quarter Results

WALNUT CREEK, California (May 16, 2007) – Longs Drug Stores Corporation (NYSE: LDG) today reported preliminary income from continuing operations for the first quarter ended April 26, 2007 of $16.0 million, or $0.42 per diluted share, including net charges of $5.5 million after-tax, or $0.14 per diluted share, for the planned disposition of eight California stores. This compared with income from continuing operations for the first quarter ended April 27, 2006 of $16.3 million, or $0.43 per diluted share.

The loss from discontinued operations for the quarter ended April 26, 2007 was $3.0 million, or $0.08 per diluted share, bringing net income for the first quarter to $13.0 million, or $0.34 per diluted share.

The Company had previously announced its planned disposition of 31 stores on February 28, 2007. Beginning in the first quarter of Fiscal 2008, the 23 stores located in Colorado, Oregon and Washington were classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” The eight California stores designated for closure under the planned disposition are reported within continuing operations.

Commenting on the quarter, Chairman, President and Chief Executive Officer Warren F. Bryant said, “We are encouraged by the financial results we achieved in the first quarter while realigning our store base. In addition to the improved operating performance of our retail drug stores, we are very pleased with RxAmerica’s continued growth and overall performance.

“Our improved performance at retail reflects the progress we have made on our initiatives related to higher generic utilization, improved inventory management and increased self-distribution of front-end merchandise.

“We are also pleased that our planned disposition of 31 stores is occurring without disrupting our ongoing business or the continued progress we expected to make on our initiatives. The smooth transition is primarily attributable to the terrific support of the employees who work at the affected stores and a well-developed plan,” Bryant said.

During the first quarter, Longs Drugs repurchased approximately 56,000 shares of common stock at an average price of $50.97 per share or a total investment of $2.8 million. Approximately $73 million remain under current Board authorization for stock repurchases.

The Company is estimating capital expenditures for Fiscal 2008 to be in the range of $150 million to $200 million. Longs revised its expansion and remodeling plans to reflect the addition of six stores and now plans to open or relocate approximately 30 to 35 stores and remodel up to 46 stores in Fiscal 2008. Longer term, over the next five years, the Company plans to grow its number of stores at a compound annual growth rate of 7 percent.

FIRST QUARTER

Income

Income from continuing operations for the first quarter ended April 26, 2007, was $16.0 million, or $0.42 per diluted share, including $5.5 million of after-tax charges related to the planned disposition of eight California stores, or $0.14 per diluted share. Income from continuing operations for the first quarter ended April 27, 2006, was $16.3 million, or $0.43 per diluted share.

Net Charge for Store Disposition

The Company recorded net charges related to the disposition of eight California stores of approximately $9.2 million pre-tax, $5.5 million after-tax, or $0.14 per diluted share during the first quarter ending April 26, 2007. The charges primarily include lease-related costs net of estimated sublease rental income and severance payments offset by the gains on the sale of prescription files.

Revenues

Total revenues of $1.30 billion for the thirteen weeks ended April 26, 2007 were 5.6 percent higher than the $1.23 billion reported in the comparable period last year. Total retail drug store sales were $1.19 billion, a 4.4 percent increase from $1.13 billion in the comparable period last year. Same-store sales increased 2.0 percent with pharmacy same-store sales increasing 2.9 percent and front-end same-store sales increasing 1.1 percent. Pharmacy sales were 52.4 percent of total drug store sales during the period, compared with 51.5 percent a year ago.

Pharmacy benefit services generated a 20.0 percent increase in revenues during the first quarter to $112.0 million compared with $93.4 million reported last year. Pharmacy benefit management services generated a 39.3 percent increase in revenues to $15.4 million compared with $11.1 million last year. The prescription drug plans for Medicare beneficiaries generated a 17.3 percent increase in revenues to $96.6 million compared with $82.3 million a year ago.

Retail Drug Store Gross Profit

The retail drug store gross profit for the first quarter ended April 26, 2007 was $304.0 million, or 25.6 percent of sales, compared with a gross profit of $283.1 million, or 24.9 percent of sales, last year. Growth in the retail drug store gross profit margin was primarily due to higher generic utilization, improved inventory management and increased self-distribution of front-end merchandise.

The LIFO provision for the first quarter ended April 26, 2007 was $3.0 million, up from $2.0 million a year ago.

Prescription Drug Plan Gross Profit

The prescription drug plan gross profit for first quarter ended April 26, 2007 was $4.1 million, or 4.2 percent of prescription drug plan revenues, compared with a gross profit of $5.0 million, or 6.1 percent of prescription drug plan revenues, last year.

Operating and Administrative Expenses

Operating and administrative expenses for the first quarter ended April 26, 2007 were $286.3 million, or 22.1 percent of revenues, compared with $272.0 million, or 22.1 percent of revenues, last year. Both years include depreciation and amortization expenses. The rate for the first quarter is essentially flat with last year as a result of increased revenues, however, the dollars were higher compared with last year primarily due to accelerated store growth this year.

Operating Income

Operating income for the first quarter ended April 26, 2007 was $28.0 million, or 2.2 percent of revenues, including a $9.2 million pre-tax net charge related to the planned disposition of eight California stores. Operating income for the first quarter ended April 27, 2006, was $27.2 million, or 2.2 percent of revenues.

Discontinued Operations

The Company reported a $3.0 million net loss from discontinued operations for the quarter ended April 26, 2007. Beginning in the first quarter ended April 26, 2007, the net charges and results of operations associated with the 23 stores the Company plans to close in Colorado, Oregon and Washington were classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.”

MANAGEMENT OUTLOOK

Fifteen of the stores designated for closure under the planned disposition of 31 stores were closed during the first quarter. The Company has signed agreements for the sale of another nine of the 31 stores to other drug store chains and expects to complete those transactions as well as close the remaining seven stores during the second quarter.

The Company is estimating a net gain from discontinued operations for the full year ending January 31, 2008, related to the disposition of 23 stores of approximately $1.5 million to $3.0 million after-tax, or $0.04 to $0.08 per diluted share. The net gain primarily includes cash proceeds from the sale of property and prescription files offset by lease-related costs net of estimated sublease rental income, severance payments and other operating losses during the closure period. The cash gains will be recorded in discontinued operations upon completion of those transactions. Management is unable to predict the timing of the transactions and expects variability from quarter to quarter before realizing the estimated net gain of $0.04 to $0.08 per diluted share.

The Company is estimating net charges in continuing operations for the full year ending January 31, 2008 related to the disposition of eight stores in California of approximately $10.5 million to $13.0 million pre-tax, $6.3 million to $7.8 million after-tax, or $0.16 to $0.20 per diluted share. During the second quarter ending July 26, 2007, the Company is estimating net charges in continuing operations of approximately $1.3 million to $3.8 million pre-tax, $0.8 million to $2.3 million after-tax, or $0.02 to $0.06 per diluted share. The charges primarily include lease-related costs net of estimated sublease rental income and severance.

For the 53 weeks ending January 31, 2008, Longs is estimating that total revenues from continuing operations will increase 5 to 7 percent and total retail drug store sales will increase 5 to 7 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations of $2.46 to $2.56 per diluted share in Fiscal 2008, excluding the estimated net charges related to the disposition of eight California stores of approximately $0.18 per diluted share. Including the estimated net charges, management’s outlook for income from continuing operations for Fiscal 2008 is $2.28 to $2.38 per diluted share. Income from continuing operations for Fiscal 2007 was $2.08 per diluted share, including $2.8 million after-tax, or $0.07 per diluted share, for the transition costs related to the new Patterson distribution center.

For the second quarter ending July 26, 2007, Longs is estimating that total revenues from continuing operations will increase 3 to 5 percent and total retail drug store sales will increase 3 to 5 percent. The Company estimates that same-store sales will increase 1 to 3 percent compared with the second quarter of last year. Given these revenue assumptions and the Company’s continued progress on previously stated initiatives, Longs’ goal is to achieve income from continuing operations in the range of $0.60 to $0.65 per diluted share, excluding the estimated net charges related to the disposition of eight California stores of approximately $0.04 per diluted share. Including the estimated net charges, management’s outlook for income from continuing operations for the second quarter is $0.56 to $0.61 per diluted share. Income from continuing operations for the second quarter ended July 27, 2006 was $0.51 per diluted share, including $1.5 million after-tax transition costs related to a new distribution facility, or $0.04 per diluted share.

TELECONFERENCE AND WEBCAST

Longs has scheduled a conference call at 4:30 p.m. EDT/1:30 p.m. PDT today to discuss its first quarter performance and business outlook. The call will be broadcast live on the Company’s Web Site at www.longs.com; Company Information; Investor Relations. A replay of the conference call will be available approximately two hours after the call and available through Wednesday, May 23, 2007 by dialing 412-317-0088 or toll free 877-344-7529 and using the account number 406289 followed by the # sign. The audio Webcast of the conference call will also be archived for one full quarter on the Company’s Investor Relations Web Site.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, expected financial results for the second quarter and full fiscal year (including revenues, same-store sales and income from continuing operations), capital expenditures, goals for self-distribution, opening, relocating and remodeling of stores, profits from prescription drug plans, performance of RxAmerica, expenses relating to closure of stores, potential gains from sale of real estate and other assets, and are indicated by such words as “will”, “expects”, “estimates”, “goals”, “plans” or similar words. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those contemplated by such statements. Risks and uncertainties relate to, among other things, changing market conditions in the overall and regional economy and in the retail industry, the new Medicare Drug Benefit, transitioning to the Patterson distribution facility and greater self-distribution, opening, remodeling and closing stores, labor unrest, generic drug pricing, natural or manmade disasters, competition, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, additional expenses that may be incurred in connection with closing stores, the timing of selling stores and/or liquidating assets and other factors described from time to time in the Company’s news releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. In particular, charges and expenses relating to the store closures may differ from our estimates as plans and activities are finalized. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 496 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Condensed Consolidated Income Statements (unaudited)

	For the 13 weeks ended
	April 26, 2007	April 27, 2006
	Thousands Except Per Share Amounts
Revenues:
Retail drug store sales	$1,185,011	$1,134,977
Pharmacy benefit services revenues	111,999	93,400

Total revenues	1,297,010	1,228,377

Costs and expenses:
Cost of retail drug store sales	881,059	851,924
Prescription drug plan benefit costs	92,496	77,278
Operating and administrative expenses	286,270	272,021
Provision for store closures and asset impairments	9,215	—

Operating income	27,970	27,154
Interest expense	1,676	1,362
Interest income	(196)	(911)

Income from continuing operations before income taxes	26,490	26,703
Income taxes	10,464	10,374

Income from continuing operations	16,026	16,329
Loss from discontinued operations, net of tax	(2,988)	(545)

Net income	$13,038	$15,784

Earnings per common share:
Basic:
Income from continuing operations	$0.43	$0.44
Loss from discontinued operations	(0.08)	(0.02)

Net income	0.35	0.42

Diluted:
Income from continuing operations	$0.42	$0.43
Loss from discontinued operations	(0.08)	(0.02)

Net income	0.34	0.41

Dividends per common share	$0.14	$0.14

Weighted average number of shares outstanding:
Basic	37,321	37,319
Diluted	38,298	38,289

Number of stores, beginning of period	509	476
Stores opened	1	1
Stores acquired	6	—
Stores closed	(16)	—

Number of stores, end of period	500	477

Store relocations	1	—

Condensed Consolidated Balance Sheets (unaudited)

	April 26, 2007	April 27, 2006	January 25, 2007
	Thousands Except Share Information
Assets
Current Assets:
Cash and cash equivalents	$24,719	$74,405	$27,596
Accounts receivable, net	296,924	221,936	282,728
Merchandise inventories, net	477,973	439,152	491,295
Deferred income taxes	58,890	44,004	60,153
Prepaid expenses and other current assets	23,813	22,912	22,017
Assets held for sale	8,468	—	—

Total current assets	890,787	802,409	883,789

Property:
Land	112,810	113,131	116,171
Buildings and leasehold improvements	669,152	611,145	668,800
Equipment and fixtures	612,021	604,316	621,068

Total	1,393,983	1,328,592	1,406,039
Less accumulated depreciation	700,716	693,234	705,856

Property, net	693,267	635,358	700,183

Goodwill	84,450	84,383	84,450
Intangible assets, net	23,248	6,186	14,904
Other non-current assets	4,577	7,025	4,342

Total	$1,696,329	$1,535,361	$1,687,668

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade accounts payable	$268,863	$243,658	$230,754
Pharmacy benefits payable	126,275	99,692	148,595
Accrued employee compensation and benefits	114,045	121,647	131,088
Taxes payable	39,461	49,521	59,715
Other accrued expenses	69,062	59,500	73,682
Current maturities of debt	6,727	43,727	6,727

Total current liabilities	624,433	617,745	650,561

Long-term debt	112,364	57,091	118,091
Deferred income taxes and other long-term liabilities	119,234	76,852	103,459
Commitments and Contingencies

Stockholders’ Equity:
Common stock: par value $0.50 per share, 120,000,000 shares authorized,
37,900,000, 37,749,000 and 37,406,000 shares outstanding	18,950	18,874	18,703
Additional capital	269,781	227,180	250,113
Retained earnings	551,567	537,619	546,741

Total stockholders’ equity	840,298	783,673	815,557

Total	$1,696,329	$1,535,361	$1,687,668

Condensed Statements of Consolidated Cash Flows (unaudited)

	For the 13 weeks ended
	April 26, 2007	April 27, 2006
	Thousands
Operating Activities:
Net income	$13,038	$15,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,583	21,279
Provision for store closures and asset impairments	10,340	—
Deferred income taxes and other	1,104	(5,180)
Stock awards and options, net	6,333	3,310
Excess tax benefits related to stock awards and options	(1,923)	(1,093)
Common stock contribution to benefit plan	7,419	5,999
Changes in assets and liabilities:
Accounts receivable	(28,682)	(38,723)
Merchandise inventories	15,100	22,878
Other assets	(1,745)	(901)
Current liabilities and other	(22,320)	27,957

Net cash provided by operating activities	21,247	51,310

Investing Activities:
Capital expenditures	(28,164)	(39,942)
Acquisitions	(9,427)	(3,954)
Proceeds from dispositions of property and intangible assets	4,358	137

Net cash used in investing activities	(33,233)	(43,759)

Financing Activities:
Proceeds from (repayments of) line of credit borrowings, net	(3,000)	—
Repayments of private placement borrowings	(2,727)	(4,870)
Repurchase of common stock	(2,825)	(4,044)
Proceeds from exercise of stock options	6,584	5,290
Dividend payments	(5,282)	(5,255)
Medicare Part D subsidy receipts (disbursements), net	14,744	—
Excess tax benefits related to stock awards and options	1,923	1,093
Other	(308)	(22)

Net cash provided by (used in) financing activities	9,109	(7,808)

Decrease in cash and cash equivalents	(2,877)	(257)
Cash and cash equivalents at beginning of period	27,596	74,662

Cash and cash equivalents at end of period	$24,719	$74,405

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$2,999	$1,679
Cash paid for income taxes	16,402	10,048